Exhibit 99.1
Brightpoint Enters into Agreement to Acquire Touchstone Wireless
•	Touchstone Wireless is a leading provider of repair services and reverse logistics for the wireless industry

•	Accelerates Brightpoint’s growth in wireless handset repair and reverse logistics market

•	Creates the wireless industry’s most efficient supply chain solutions provider
INDIANAPOLIS — December 13, 2010 — Brightpoint, Inc. (Nasdaq: CELL) (“Brightpoint”), today announced that through its wholly-owned indirect subsidiary, Touchstone Acquisition, LLC (“Brightpoint”) it entered into an agreement to acquire Touchstone Wireless Repair and Logistics, L.P. (“Touchstone”). Touchstone provides repair, remanufacture, and reverse logistics services to the wireless industry and is a privately-held company based in Hatfield, PA. With the Touchstone acquisition, Brightpoint further expands its solutions offering and creates the wireless industry’s most efficient supply chain solutions provider.
Under the terms of the agreement, Brightpoint will pay $80 million in cash at closing to acquire Touchstone. Brightpoint expects to fund the purchase price from its Senior Revolving Credit Facility. The proposed acquisition is expected to close by December 31, 2010 and is subject to customary closing conditions including, without limitation, the receipt of certain regulatory approvals. For additional details in connection with the acquisition, please refer to the Current Report on Form 8-K, which the Company will file with the Securities and Exchange Commission today.
“Together, Brightpoint and Touchstone have strong relationships with all of the major wireless handset manufacturers and wireless carriers,” said Robert J. Laikin, Brightpoint Chairman of the Board and Chief Executive Officer. “The combination of our companies creates the wireless industry’s most compelling forward and reverse logistics service provider. Touchstone’s innovative asset management and recycling programs are examples of the areas of expertise that we will offer to our customers in more than 25 countries. I believe that our customers will benefit from the efficiencies created by the addition of Touchstone’s leading reverse logistics and repair solutions and that our shareholders will benefit from this transaction which we expect to be slightly accretive to our 2011 earnings per share.”
“By combining Brightpoint’s strength in forward logistics with Touchstone’s expertise in the repair and reverse logistics arena, we are creating a new class of solutions provider in the wireless industry,” said Brightpoint Americas President, J. Mark Howell. “Adding a robust in-house repair operation with more than 300 trained repair technicians, solidifies and extends Brightpoint’s leadership position in the wireless supply chain solutions arena. This combination enables us to increase our value proposition to our customer base of leading network operators, manufacturers and retailers by offering true end-to-end supply chain services and provides the expertise and infrastructure for additional services such as wireless device recycling and refurbishment.”
“We are proud of our significant accomplishments and reverse logistics innovations within the wireless industry,” said Allen Hurley, Chairman and Co-Founder, Touchstone Wireless. “We’ve set a superior standard for quality, reliability and customer service for our carrier and manufacturer partners during our decade-long history. The combination of our companies provides Touchstone with access to greater resources, expands our business by utilizing Brightpoint’s extensive network of customer and manufacturing partners, and strengthens Brightpoint’s product and service portfolio. I see this combination as a tremendous opportunity for Touchstone’s nearly 1,800 employees.”
Blank Rome LLP acted as outside counsel and Blackstone Advisory Partners L.P. acted as the exclusive financial advisor to Brightpoint in connection with the transaction.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing supply chain solutions to leading stakeholders in the wireless industry. In 2009, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,700 employees in more than 25 countries. In 2009, Brightpoint generated revenue of $3.2 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
About Touchstone Wireless
Touchstone Wireless LP was formed in 2005 with the merger of Image 1 Wireless Inc. of Bristol, Tenn., and Eastern Wireless Inc., a Pennsylvania-based company. Touchstone is the leading handset repair, remanufacturing and logistics provider in North America, known for meeting the highest possible standards in the industry and for its extensive internal/external IT systems.
Touchstone’s core business is the repair, remanufacturing and logistical services of wireless products, involving forward and reverse logistics, warranty and out-of-warranty fulfillment, and refurbishment. The company also provides creative and cost effective repair and reverse logistics solutions for wireless product insurance and handles asset management, which involves finding markets globally for refurbished, salvaged and recycled wireless products on behalf of customers and then selling the products in those markets. Touchstone’s innovative IT solutions enable customers to track and manage their inventories in real time, which improves efficiency and lowers total costs. For more information, visit www.touchstonewirelesslp.com.
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint, including without limitation, the ability of Brightpoint to consummate the purchase of Touchstone, the ability to realize the anticipated efficiencies and other benefits of the transaction, including the accretion to earnings per share in 2011. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s Form 8-K filed today and the most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contacts: Brightpoint, Inc. Tom Ward Investor Relations 317-707-2355	Brightpoint, Inc. Carolyn Manco Media Relations 317-707-2276